Exhibit 10.21

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GROUPON, INC.,

GROUPON MOBLY, INC.,

GOODREC, INC.

AND

THE STOCKHOLDERS’ REPRESENTATIVE

(as defined herein)

May 6, 2010

AGREEMENT AND PLAN OF MERGER dated as of May 6, 2010 (this “Agreement”), by and among Groupon, Inc., a Delaware corporation (the “Buyer”), Groupon Mobly, Inc., a Delaware corporation (“Acquisition Sub”), and Goodrec, Inc., a Delaware corporation doing business as Mob.ly (the “Company”, and together with the Buyer, Acquisition Sub, and the Stockholders’ Representative (as defined below), the “Parties”).  Capitalized terms used but not otherwise defined herein have the meanings set forth in Annex I hereto.

WHEREAS, the Company is engaged in the business of providing mobile technical “know-how” and expertise and related services in the areas of development and design (the “Business”).

WHEREAS, the respective boards of directors of each of Acquisition Sub and the Company have duly approved and adopted this Agreement, the Certificate of Merger in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”), and the proposed merger (the “Merger”) of the Company with and into Acquisition Sub in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger and the Delaware General Corporation Law (the “DGCL”), whereby, among other things, one hundred percent (100%) of the issued and outstanding shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and one hundred percent (100%) of the issued and outstanding shares of Series Seed Preferred Stock, par value $0.0001 per share (the “Preferred Stock” and collectively with the shares of Common Stock, the “Company Stock”), of the Company not owned of record by the Company will be converted into the right to receive cash and certain securities of the Buyer in the manner set forth in ARTICLE II of this Agreement and the Certificate of Merger.

WHEREAS, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and, furthermore, that this Agreement is hereby adopted as such within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the Certificate of Merger and the representations, warranties, covenants, agreements and conditions contained herein and in the Certificate of Merger, the Parties hereby agree as follows:

ARTICLE I

GENERAL

1.1                               The Merger.  In accordance with, and subject to, the provisions of this Agreement, the Certificate of Merger and the DGCL, at the Effective Time, the Company shall be merged with and into Acquisition Sub, which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the “Surviving Corporation.”  The Company and Acquisition Sub are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

1.2                               Effective Time of the Merger.  The Merger shall become effective upon the filing by Acquisition Sub of the Certificate of Merger with the Secretary of State of the State of Delaware.  The Certificate of Merger shall be executed and delivered in the manner provided under the DGCL.  The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

1.3                               Effect of the Merger.  Except as specifically set forth herein or in the Certificate of Merger, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the “Corporate Rights”) of Acquisition Sub shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of the Company shall be merged with and into Acquisition Sub, which shall, as the Surviving Corporation, be fully vested therewith.  At the Effective Time, the separate existence and corporate organization of the Company shall cease, and the Company shall be merged with and into the Surviving Corporation.  From and after the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of the Buyer.

1.4                               Charter, By-Laws, Officers and Directors of Surviving Corporation.  From and after the Effective Time, (a) the certificate of incorporation of Acquisition Sub shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the DGCL, (b) the By-laws of Acquisition Sub shall be the By-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the DGCL, the Surviving Corporation’s certificate of incorporation or such By-laws; and (c) the officers and directors of Acquisition Sub shall be the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the DGCL or the Surviving Corporation’s certificate of incorporation or By-laws, as applicable.

1.5                               Authorization of the Merger, this Agreement and the Certificate of Merger.  Simultaneously with the execution and delivery of this Agreement, Stockholders holding a majority of the issued and outstanding Company Stock (on a fully-diluted basis) shall execute a written consent in lieu of a meeting, and the Buyer, as the sole stockholder of Acquisition Sub, shall execute a written consent in lieu of a meeting, each of which written consents shall include resolutions approving and adopting the Merger, this Agreement, the Certificate of Merger and the consummation of the Transactions, including any actions necessary to approve and effect the actions  contemplated by Section 1.4, in each case as required by the DGCL.  The Company, Acquisition Sub and Buyer shall each take, as promptly as practicable, all such other actions as may be necessary or advisable under the DGCL and any other applicable Law in connection with this Agreement, the Merger or the Certificate of Merger.

1.6                               Closing; Closing Deliveries.

(a)                                  The closing (the “Closing”) of the consummation of the Transactions, unless another date or place is agreed to by the Parties, shall take place at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, on the date hereof or such other date as the Buyer and the Stockholders’ Representative may mutually determine (such date on which the Closing is consummated being referred to herein as the “Closing Date”).

(b)                                 At the Closing, the Company and the Stockholders’ Representative shall deliver to the Buyer:

(i)                                     counterparts of the Certificate of Merger, duly executed by the Company;

(ii)                                  a certificate of incorporation and certificate of good standing of the Company, certified by an appropriate authority of the Governmental Authority issuing such certificate in the jurisdiction of the Company’s organization and in any other jurisdiction where the Company is qualified to do business;

(iii)                               a certificate of the Company, executed by the secretary of the Company, certifying as true and correct the following with respect to the Company: the certificate of incorporation; by-laws; and resolutions authorizing the Transactions and the execution, delivery and performance of this Agreement and the other documents contemplated hereby by the Company;

(iv)                              counterparts to the Non-Competition Agreements, duly executed by each of Jeff Anderson, Michael Burton, Swati Raju, Marcus Harvey, Mihir Shah and Yishai Lerner;

(v)                                 counterparts to the Confidentiality, Inventions and Non-Solicitation Agreements, duly executed by each of Jeff Anderson, Michael Burton, Swati Raju, Marcus Harvey, Mihir Shah and Yishai Lerner;

(vi)                              joinders to each of the Right of First Refusal and Co-Sale Agreement and the Voting Agreement, duly executed by each Stockholder;

(vii)                           counterparts of the Option Agreements, duly executed by each of Jeff Anderson, Michael Burton, Swati Raju, Marcus Harvey, Mihir Shah and Yishai Lerner;

(viii)                        a stockholder questionnaire, duly executed by each Stockholder, stating, among other things, that such Stockholder is an “accredited investor;” and

(ix)                                counterparts of the Consent, Release and Stockholders’ Representative Agreement, duly executed by each of the Stockholders.

(c)                                  At the Closing, the Buyer and Acquisition Sub shall deliver:

(i)                                     after confirmation from the Delaware Secretary of State of the effectiveness of the Certificate of Merger, the Merger Consideration, payable in accordance with Sections 2.1, 2.2 and 2.4;

(ii)                                  a counterpart of the Certificate of Merger, duly executed by Acquisition Sub;

(iii)                               a counterpart of each of the Option Agreements, duly executed by the Buyer;

(iv)                              a counterpart of each of the Non-Competition Agreements, duly executed by the Buyer and Acquisition Sub; and

(v)                                 a counterpart of each of the Confidentiality, Inventions and Non-Solicitation Agreements, duly executed by the Buyer and Acquisition Sub.

1.7                               Stockholders’ Representative.  The Buyer shall be entitled to rely on the full power and authority of the Stockholders’ Representative to act hereunder and under any Annex, Exhibit or Schedule attached hereto on behalf of the Stockholders, and the Buyer shall not be liable to any Stockholder for any action the Buyer takes or omits to take in reliance upon such power and authority.

ARTICLE II

PAYMENT OF CLOSING CONSIDERATION;
EFFECT OF MERGER ON CAPITAL STOCK
OF CONSTITUENT CORPORATIONS

2.1                               Effect on Capital Stock.  The manner and basis of converting, exchanging or canceling the shares of capital stock of, and Equity Interests in, each of the Constituent Corporations into or for securities (or the contingent right to receive securities) of the Surviving Corporation shall be as follows:

(a)                                  each share of common stock, par value $0.0001 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall, following the Effective Time, represent one (1) share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(b)                                 each share of Company Stock issued and outstanding immediately prior to the Effective Time and owned directly by the Company (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

(c)                                  each share of Common Stock outstanding immediately prior to the Effective Time (other than those cancelled in accordance with Section 2.1(b)) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right for such holder to receive (i) at the Effective Time, cash in an amount equal to the Cash Consideration, multiplied by such Stockholder’s Common Stock Percentage Interest, (ii) at the Effective Time, a number of shares of Buyer’s Nonvoting Common Stock equal to the Common Buyer Shares, multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01, and (iii) following the Effective Time, and at the times set forth in Section 2.4, the number of shares of Buyer’s Nonvoting Common Stock equal to the Common Additional Buyer Shares issuable from time to time, multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01 (subject to set-off pursuant to Section 6.7);

(d)                                 each share of Preferred Stock outstanding immediately prior to the Effective Time (other than those cancelled in accordance with Section 2.1(b)) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right for such holder to receive (i) at the Effective Time, a number of shares of Buyer’s Nonvoting Common Stock equal to the Preferred Buyer Shares, multiplied by such Stockholder’s Preferred Stock Percentage Interest, rounded to the nearest 0.01, and (ii) following the Effective Time, on the date that is six months following the Closing Date, the number of shares of Buyer’s Nonvoting Common Stock equal to the 2011 Preferred Additional Buyer Shares, multiplied by such Stockholder’s Preferred Stock Percentage Interest, rounded to the nearest 0.01 (subject to set-off pursuant to Section 6.7);

(e)                                  each Merger Option shall, in accordance with Section 18.1 of the Company’s 2007 Stock Incentive Plan, be canceled and no consideration shall be delivered in exchange therefore; and

(f)                                    each authorized but unissued share of Company Stock immediately prior to the Effective Time shall be canceled.

2.2                               Delivery of Funds; Surrender of Certificates.

(a)                                  At the Effective Time, upon surrender by each Stockholder to the Surviving Corporation of (i) the certificate(s) which, immediately prior to the Effective Time, represented Merger Shares (each a “Certificate”) or (ii) an affidavit of loss with respect thereto, as applicable, such Stockholder shall, from and after the Effective Time in accordance with the provisions hereof, be entitled to receive in exchange therefor the cash and securities which such Stockholder is entitled to receive pursuant to Sections 2.1(c) and 2.4, as applicable.  Upon surrender of a Certificate or an affidavit of loss to the Surviving Corporation, the Buyer shall, or shall cause the Surviving Corporation to, promptly deliver the Merger Consideration from time to time that such holder has the right to receive.  Shares of Company Stock represented by a Certificate so surrendered or with respect to which an affidavit of loss has been delivered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 2.2 and the Certificate of Merger, each Certificate shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender securities as contemplated by this ARTICLE II, the Certificate of Merger and the DGCL.

(b)                                 With respect to all payments or distributions to be made hereunder, the Buyer and the Surviving Corporation each reserves the right to make any withholdings required by applicable Laws and to appropriately reduce the Merger Consideration payable to any Stockholder by the amount of any withholdings or payments that are required to be made by the Buyer or the Surviving Corporation on behalf of such Stockholder.  To the extent that amounts are so withheld, such withheld amounts shall be paid over to the appropriate Taxing authority and treated for all purposes of this Agreement as having been paid to the Stockholder  in respect of which such deduction and withholding was made.

2.3                               No Further Ownership Rights in Company Stock.

(a)                                  The consideration paid in respect of the surrender of Certificates in accordance with the provisions of this ARTICLE II and the Certificate of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock.  At and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed with respect to the capital stock of the Company, and there shall be no further registration of transfers of the Company Stock thereafter on the records of the Surviving Corporation.  If, after the Effective Time, certificates representing shares of Company Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II and the Certificate of Merger.

(b)                                 None of the Buyer or the Surviving Corporation or any Party hereto shall be liable to any Person in respect of any amount properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

2.4                               Additional Buyer Shares.

(a)                                  Subject to Sections 2.4(b) and (c) and Section 6.7:

(i)                                     On the date that is six (6) months following the Closing Date, the Buyer shall issue to each Stockholder (i) a number of shares of Buyer’s Nonvoting Common Stock equal to the number of 2011 First Tranche Common Additional Buyer Shares multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01, and (ii) a number of shares of Buyer’s Nonvoting Common Stock equal to the number of 2011 Preferred Additional Buyer Shares multiplied by such Stockholder’s Preferred Stock Percentage Interest, rounded to the nearest 0.01;

(ii)                                  On the first (1st) anniversary of the Closing Date, the Buyer shall issue to each Stockholder a number of shares of Buyer’s Nonvoting Common Stock equal to the number of 2011 Second Tranche Common Additional Buyer Shares multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01;

(iii)                               On the date that is eighteen (18) months following the Closing Date, the Buyer shall issue to each Stockholder a number of shares of Buyer’s Nonvoting Common Stock equal to one-half of the number of 2012 Additional Buyer Shares multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01;

(iv)                              On the second (2nd) anniversary of the Closing Date, the Buyer shall issue to each Stockholder a number of shares of Buyer’s Nonvoting Common Stock equal to one-half of the number of 2012 Additional Buyer Shares multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01;

(v)                                 On the date that is thirty (30) months following the Closing Date, the Buyer shall issue to each Stockholder a number of shares of Buyer’s Nonvoting Common Stock equal to one-half of the number of 2013 Additional Buyer Shares multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01; and

(vi)                              On the third (3rd) anniversary of the Closing Date, the Buyer shall issue to each Stockholder a number of shares of Buyer’s Nonvoting Common Stock equal to one-half of the number of 2013 Additional Buyer Shares multiplied by such Stockholder’s Common Stock Percentage Interest, rounded to the nearest 0.01.

(b)                                 From and after the Closing Date: (i) the employees of the Company who are employed by the Buyer or any of its subsidiaries from time to time (the “Continuing Employees”) shall operate the Business in a manner intended to further the best interests of the Buyer’s business; (ii) the Continuing Employees shall provide mobile technical “know-how” and expertise to the Buyer; and (iii) the Continuing Employees shall comply with the requests and directives of the Buyer’s management and the Board ((i), (ii) and (iii), collectively, the “Operational Objectives”).  If, after the Closing Date, the Continuing Employees fail at any time to meet any of the Operational Objectives, then all of the Additional Buyer Shares that have not yet been issued as of such time shall be forfeited and not issued or issuable to the Stockholders.  The determination of whether the Continuing Employees have failed to meet the Operational Objectives shall be made in good faith by the Board.

(c)                                  In connection with a Sale of the Buyer, and provided that the Continuing Employees have not failed to meet the Operational Objectives from and after the Closing Date through and including the date of the Sale of the Buyer, any and all Additional Buyer Shares that have not been issued to the Stockholders prior to the date of the Sale of the Buyer shall be issued to the Stockholders, in accordance with such Stockholders’ Preferred Stock Percentage Interest, in the case of 2011 Preferred Additional Buyer Shares, and such Stockholders’ Common Stock Percentage Interest, in the case of all other Additional Buyer Shares, as of immediately prior to the consummation of the Sale of the Buyer.

2.5                               Treatment of Transaction.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Company to the Buyer on the date hereof (the “Schedules”).

3.1                               Corporate Status.  The Company is corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  The Company is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification is required (except for any jurisdiction where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect).  The Company has the requisite power and authority necessary to own, lease, or operate its properties and to carry on its business as presently conducted.  The Stockholders’ Representative has made available to the Buyer correct and complete copies of the Organizational Documents of the Company, as presently in full force and effect.  The Company is not in Breach of any provision of its Organizational Documents.

3.2                               No Violation.  The consummation of the Transactions will not (a) Breach in any respect or require any Consent pursuant to any Material Contract or any Permit, Law, or Order to which the Company’s assets are subject or bound, (b) Breach in any material respect any provision of the Organizational Documents of the Company, or (c) require any Consent of or to any Governmental Authority or any other material Consent.

3.3                               Capitalization; Subsidiaries; Indebtedness; Working Capital.

(a)                                  The authorized Equity Interests of the Company are as set forth on Schedule 3.3(a).  All of the issued and outstanding Equity Interests of the Company are held of record and, to the Knowledge of the Company, beneficially owned, in such amounts and by such holders as set forth on Schedule 3.3(a).  All of the issued and outstanding Equity Interests of the Company are held free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws).  All of the issued and outstanding Equity Interests of the Company (i) have been duly authorized and are validly issued, fully paid, and nonassessable, (ii) were issued in compliance with, or pursuant to an exemption from, all applicable state, federal and other applicable securities Laws and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  Except as set forth on Schedule 3.3(a), as of the date hereof, (x) no outstanding Commitments exist with respect to the Equity Interests of the Company, (y) there are no Contracts with respect to the voting, transfer, disposition or registration of the Equity Interests of the Company, and (z) there are no outstanding obligations of the Company to redeem, repurchase, or otherwise acquire any of its Equity Interests.  All Merger Options have been canceled as of immediately prior to the Effective Time.

(b)                                 The Company does not own or hold any Equity Interests in any Person.

(c)                                  There is no outstanding Company Indebtedness.

(d)                                 The Company has a positive Working Capital balance.

3.4                               Financial Statements.

(a)                                  Set forth on Schedule 3.4(a) are true, complete and correct copies of the unaudited balance sheet and statements of income and cash flow of the Company as of and for the fiscal year ended December 31, 2009 (the “Financial Statements”).

(b)                                 The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as set forth on Schedule 3.4(b), (ii) present fairly in all materials respects the financial position of the Company and the results of operations and cash flow of the Company for the periods covered thereby, and (iii) are consistent with the books and records of the Company.

3.5                               Subsequent Events.  Since December 31, 2009, (i) the Company has conducted its businesses only in, and has not engaged in any transaction other than in accordance with, the Ordinary Course of Business, and (ii) the Company has not suffered a Material Adverse Effect.

3.6                               Liabilities.  The Company has no Liability required to be set forth on a balance sheet prepared in accordance with GAAP, except for (a) Liabilities disclosed in the Schedules, (b) Liabilities reflected in the Financial Statements, (c) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, (d) Liabilities under the executory portion of Contracts (none of which (i) relates to breach of contract or warranty, tort, infringement or violation of Law or (ii) arose out of any action, suit, claim, governmental investigation or arbitration proceeding) and (e) immaterial Liabilities.

3.7                               Legal Compliance.  The Company is in compliance in all material respects with all Laws applicable to its assets, properties, businesses and operations, and no Action is pending or, to the Knowledge of the Company, Threatened, against the Company that challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

3.8                               Tax Matters.

(a)                                  (i) The Company has complied with all material Laws relating to Taxes, (ii) the Company has filed all income and other material Tax Returns that it was required to file, and (iii) all such Tax Returns were true, correct and complete in all material respects.  All material Taxes due and payable by the Company (whether or not shown on a Tax Return) have been paid or adequate reserves have been established on the books and records of the Company.   There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any asset of the Company.

(b)                                 The Company has (i) withheld all required amounts from its employees, agents, contractors, nonresidents, and other Persons and remitted such amounts to the proper Governmental Authorities in accordance with all applicable Laws; (ii) paid all material employer contributions and premiums; and (iii) filed all material Tax Returns with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code and other applicable Laws as in effect for the applicable year.

(c)                                  The Company has delivered to the Buyer (i) complete copies of  all material Tax Returns filed by the Company and (ii) complete copies of all material notices of deficiencies, material notices of proposed adjustments, material notices of assessments, material revenue agent reports, material closing agreements and any other similar material document, notice, or correspondence, in each case, that the Company (or its representative) has received from, sent to, or entered into with the IRS or other taxing authority.  No Action is pending, or is threatened in writing, alleging that the Company has not properly paid Taxes or filed Tax Returns in a jurisdiction in which the Company does not currently file a Tax Return.

(d)                                 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(e)                                  The Company has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes (other than the group of which the Company is or was the common parent). The Company is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a result of successor Liability, transferee Liability, joint and several Liability, contractual Liability or otherwise.

(f)                                    No Tax audits or other administrative or court proceedings are presently in progress, or, threatened in writing with regard to any Taxes or Tax Returns of the Company.

(g)                                 The Company is not a party to any Tax allocation or sharing contract.

(h)                                 The Company has never been a party (either as a distributing corporation, a controlled corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code.

(i)                                     The Company has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.  The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)                                     The Company is not and has never been subject to income Tax imposed by any jurisdiction other than the United States, and states or other subdivisions thereof.

(k)                                  Schedule 3.8(k) contains a list of all jurisdictions to which any Tax is or has been payable by the Company.

(l)                                     The Company is not and has never been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(m)                               Other than in connection with the Merger, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election pursuant to Code Section 108(i) made effective on or prior to the Closing Date.

(n)                                 The Company has not taken or agreed to take any action or knows of any fact, agreement, plan or other circumstances that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368 of the Code.

3.9                               Title to Assets.  The Company has good and valid title to, or a valid leasehold or sub-leasehold interest in or license for, the properties and tangible assets (the “Assets”) used in the conduct of its business or shown on the Financial Statements, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date.  The Assets are in good condition and repair, subject to ordinary wear and tear.

3.10                        Intellectual Property.

(a)                                  Schedule 3.10(a) lists all of the registered or applied-for Intellectual Property owned by the Company or exclusively licensed to the Company and used in the operation of its business as presently conducted.  The Company owns or, to the Knowledge of the Company, has the right to use all Intellectual Property used in the operation of its business as presently conducted, free and clear of all Encumbrances and without payment to any third party.  All patent applications, trademark applications, service mark applications, and copyright applications that are listed in Schedule 3.10(a) are presently pending. All issued patents, trademark registrations and copyright registrations that are listed in Schedule 3.10(a) are presently in force.

(b)                                 The Company has not (i) violated, infringed upon, or misappropriated any other Person’s Intellectual Property rights (except with respect to patents), (ii) to the Knowledge of the Company, violated, infringed upon, or misappropriated any other Person’s patents, or (iii) received any written notice alleging any such infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any other Person’s Intellectual Property rights).  To the Knowledge of the Company, no other Person has violated, infringed upon, or misappropriated any Intellectual Property rights of the Company.  There are no pending or, to the Knowledge of the Company, Threatened claims against the Company or its employees or independent contractors alleging that the Company’s Intellectual Property infringes on or conflicts with the rights of any other Person.

3.11                        Real Property.  The Company does not own any real property.  Schedule 3.11 sets forth a list of all of the leases and subleases (the “Leases”) and each leased and subleased parcel of real property in which the Company has a leasehold or subleasehold interest.  The Company holds a valid and existing leasehold or subleasehold interest under each of the Leases, free and clear of all Encumbrances, except Encumbrances imposed under the terms of any such lease.  The Company has made available to the Buyer true, correct, complete and accurate copies of each of the Leases.  With respect to each Lease:  (i) the Lease is legal, valid, binding and Enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, (ii) the Lease is in full force and effect; (iii) the Lease will continue to be legal, valid, binding and Enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, and will be in full force and effect immediately following the Effective Time in accordance with the terms thereof; (iv) neither the Company nor, to the Knowledge of the Company, any other party to the Lease is in material Breach thereunder, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a material Breach thereunder; (v) to the Knowledge of the Company, no other party to the Lease has repudiated any provision thereof; and (vi) no Consent of the landlords under any of the Leases is required as a result of the consummation of the Transactions.  All facilities leased or subleased under any Lease are supplied with utilities and other services reasonably necessary for the Company’s activities thereat as presently conducted.

3.12                        Contracts.

(a)                                  Schedule 3.12(a) lists, by applicable subparts set forth below, the following Contracts to which the Company is a party or pursuant to which any Assets are bound (the “Material Contracts”):

(i)                                     any Contract (or group of related Contracts) for the lease of personal property to or from any Person;

(ii)                                  any partnership agreement or joint venture agreement, or similar Contract;

(iii)                               any Contract (A) pursuant to which the Company has granted exclusivity, (B) containing covenants that restrict the Company’s ability to freely engage in any line of business or compete with any Person or (C) that otherwise restricts the activities of the Company;

(iv)                              any Contract for the employment or engagement as an independent contractor of any individual;

(v)                                 any Contract under which the Company has advanced, loaned or guaranteed any loan in any amount to any of its Affiliates, directors, officers, or employees (or any of their Affiliates) outside the Ordinary Course of Business;

(vi)                              any Contract under or pursuant to which the Company has borrowed money, guaranteed or assumed indebtedness for borrowed money, mortgaged, pledged or otherwise placed an Encumbrance on any asset or group of assets or entered into any letter of credit arrangements or Capital Lease Obligation;

(vii)                           any Contract under or pursuant to which the Company has agreed to acquire any assets or make any capital expenditures in connection with, or in any way affecting, the Company, in each case, other than in the Ordinary Course of Business;

(viii)                        any Contract with any customer or any supplier;

(ix)                                all licenses, agreements or other arrangements with respect to any Intellectual Property to which the Company is a party, whether as licensee, licensor or otherwise (other than non-exclusive end-user licenses for commercially available prepackaged computer software generally available to the public);

(x)                                   all powers of attorney executed on behalf of the Company;

(xi)                                all Contracts with any Governmental Authority;

(xii)                             all Contracts containing a provision to indemnify any party or assume any tax or environmental Liability;

(xiii)                          any other Contract (or group of related Contracts) which is outside the Ordinary Course of Business and the performance of which is reasonably expected to involve consideration in excess of $100,000.

(b)                                 The Company has made available to the Buyer a true, correct and complete copy of each written Material Contract (as amended to date) and a written summary of each oral Material Contract.  With respect to each such Material Contract:

(i)                                     the Contract is Enforceable against the Company and, to the Knowledge of the Company, the other party thereto;

(ii)                                  no Consent is required under the Contract in connection with the consummation of the Transactions and the continuation, validity and effectiveness of the Contract will not be affected by the consummation of the Transactions;

(iii)                               the Company is not in Breach thereof, and no event has occurred which, with notice or lapse of time, would constitute a Breach by the Company under the Contract and, to the Knowledge of the Company, no other party to any Material Contract is in breach thereof or with notice or lapse of time would be in Breach thereof; and

(iv)                              the Company has not, and to the Knowledge of the Company, the other party thereto has not, repudiated any provision of the Contract.

3.13                        Insurance.  Schedule 3.13 contains a true and complete list of each insurance policy Contract (including policies providing property, fire, burglary, casualty, liability, and workers’ compensation coverage and bond and surety arrangements, as applicable) held by the Company or under which the Company or any employees or assets thereof are covered (the “Insurance Policies”).  The Company is not in Breach or default (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any Insurance Policy Contract.

3.14                        Litigation.  There are no material Actions pending or, to the Knowledge of the Company, Threatened, against or by the Company that (a) are by or against the Company, or affect any of its properties or Assets or (b) would prohibit the consummation of the Transactions.  The Company is not subject to any outstanding Order of any Governmental Authority that would reasonably be expected to prohibit the consummation of the Transactions.  There is no Action pending or, to the Knowledge of the Company, Threatened, which questions the legality or propriety of the Transactions, this Agreement or the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith.

3.15                        Labor; Employees.  The Company is not a party to or bound by any collective bargaining Contract, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  To the Knowledge of the Company, there is no organizational effort currently being made or Threatened by or on behalf of any labor union with respect to employees of the Company.  Except as listed on Schedule 3.12(a), the Company has not entered into any agreements or arrangements with any employees or independent contractors of the Company who perform services for or in connection with the business of the Company.

3.16                        Employment.  The Company is in compliance in all material respects with all Laws pertaining to employment, including, but not limited to, Laws governing or regarding the payment of wages or other compensation, employee benefits, employment discrimination and harassment, occupational safety and health, and any and all other applicable Laws governing or pertaining to the terms and conditions of employment.  There is no material Action pending nor, to the Knowledge of the Company, Threatened against the Company alleging any failure to so comply.  The Company is not in material Breach of any Contract for the employment of any individual.

3.17                        Employee Benefits.

(a)                                  Schedule 3.17(a) lists each Employee Benefit Plan.

(b)                                 Neither the Company nor any member of the Company’s controlled group of companies within the meaning of Code Section 414(b), (c), (m) or (o) (an “ERISA Affiliate”) has (i) at any time maintained, participated in, or contributed to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as defined in Section 4063 of ERISA), or (ii) incurred any withdrawal liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan that has not been satisfied in full.

(c)                                  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has an opinion letter or determination letter from the IRS as to its qualified status under Section 401(a) of the Code on which it can rely.  To the Knowledge of the Company, no facts have occurred that if known by the IRS could cause disqualification of any of those plans.  To the Knowledge of the Company, no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Employee Benefit Plan and in which the Company, any of their employees or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any trusts created under any Employee Benefit Plan has engaged which would subject the Company to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

(d)                                 All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Employee Benefit Plans will have been paid, made, or accrued for all services on or prior to the Closing Date.

(e)                                  No Employee Benefit Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code.  The Company has not contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(f)                                    The Company has not maintained or contributed, or been required to contribute, to any Employee Benefit Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B or similar state law).

(g)                                 Neither the execution and delivery of this Agreement nor the consummation of the Transactions will:

(i)                                     result in any payment to be made by the Company, including without limitation, severance, golden parachute (as defined in Section 280G of the Code), or otherwise, becoming due to any current or former employee, director, or consultant of the Company; or

(ii)                                  increase any benefits or compensation or accelerate vesting otherwise provided under any Employee Benefit Plan.

(h)                                 There is no Contract or arrangement to which the Company is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), 162 or 404 of the Code.  The Company is not a party to any Contract or has granted any compensation, equity or award that constitutes deferred compensation that would result in an additional Tax imposed by Section 409A(a)(1)(B)(i) of the Code.

(i)                                     With respect to each Employee Benefit Plan maintained by the Company or any ERISA Affiliate, such Employee Benefit Plan permits the plan sponsor to amend or terminate the plan at any time and without any liability, subject to the applicable requirements of ERISA and the Code for plan termination.

(j)                                     No employee, former employee, spouse or individual otherwise covered under any Employee Benefit Plan is, as of the date hereof, on continuation of benefits under any Employee Benefit Plan required by the Consolidated Omnibus Budget Reconciliation Act, as amended.

(k)                                  There are no Actions pending or instituted against the Employee Benefit Plans other than routine claims for benefits and, to the Knowledge of the Company, no such Action has been Threatened.

3.18                        Environmental.  Except as would not have a Material Adverse Effect:

(a)                                  The Company has operated its business in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, and obligations of Environmental Laws.

(b)                                 There are no Environmental Liabilities pending nor, to the Knowledge of the Company, Threatened against the Company relating to the operation of its business that are caused by (i) any Remediation obligations under any applicable Environmental Law, (ii) violations by the Company of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of Hazardous Materials, or (iv) Remediation costs under any Environmental Law.

(c)                                  All material permits required under applicable Environmental Laws for the operation of the business of the Company have been obtained and are in full force and effect, and the Company is not aware of any basis for revocation or suspension of, or material change in, any such environmental permits.

(d)                                 Except as in compliance with Environmental Laws, there has been no disposal or material Release by or at the direction of the Company of any Hazardous Materials.

(e)                                  The Company has not received any notice of violations, non-compliance, potential responsibility or similar notifications relating to Environmental Liabilities currently pending or, to the Knowledge of the Company, Threatened, relating or pertaining to the business thereof, or any properties owned or operated by the Company.

(f)                                    There are no Environmental Liabilities pending nor, to the Knowledge of the Company, Threatened against any Person whose Environmental Liability the Company has or may have assumed contractually.

3.19                        Permits.  The Company possesses all material Permits that are required for the ownership of the Company’s properties and the operation of its business as currently conducted.  Schedule 3.19 sets forth a complete and accurate list of all such Permits.  The Company is in compliance in all material respects with all such Permits, each of which is in full force and effect.  No Consent from any Governmental Authority is necessary for the continued validity of any such Permit after the consummation of the Transactions and no such Permit will be impaired or affected by the Transaction.

3.20                        Bank Accounts; Officers and Directors.  Schedule 3.20 lists (a) the account numbers and names of each bank, broker, or other depository institution at which the Company maintains a depository account and each Person authorized as a signatory with respect thereto and (b) each officer and director of the Company.

3.21                        Affiliate Transactions.  Except with respect to holdings of a less than 5% interest in a publicly traded company, and except for compensation arrangements with regular employees of the Company made in the Ordinary Course of Business, no current officer, director, stockholder or Affiliate of the Company or such Affiliates’ directors, officers or stockholders (i) is now a party to any agreement, contract, commitment or transaction with the Company (other than at-will employment arrangements) or has any interest in any property used by the Company, (ii) is now the direct or indirect owner of an interest in any Person that is a competitor, lessor, lessee, supplier or customer of the Company or (iii) receives income from any source which should properly accrue to the Company.

3.22                        Brokers’ Fees.  The Company has no obligation to pay any fee, commission, or other compensation to any broker, finder, or agent retained by the Company with respect to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE BUYER AND ACQUISITION SUB

The Buyer and Acquisition Sub, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement.

4.1                               Entity Status.  Each of the Buyer and Acquisition Sub is an entity duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  Each of the Buyer and Acquisition Sub has the requisite power and authority necessary to own, lease, or operate its properties and assets and to carry on its business as presently conducted.

4.2                               Power and Authority; Enforceability.  Each of the Buyer and Acquisition Sub has the corporate power and authority to execute and deliver this Agreement and to perform and consummate the Transactions.  Each of the Buyer and Acquisition Sub has taken all actions necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation by it of the Transactions.  This Agreement has been duly authorized, executed, and delivered by, and (assuming the due authorization, execution and delivery hereof by the other Parties hereto) is Enforceable against, each of the Buyer and Acquisition Sub.

4.3                               No Violation.  The execution and delivery by the Buyer and Acquisition Sub of this Agreement and the performance and consummation of the Transactions by Buyer and Acquisition Sub will not (i) Breach in any material respect any Contract to which the Buyer and/or Acquisition Sub is a Party or any Permit, Law, or Order to which the Buyer and/or Acquisition Sub or any of their respective assets are subject or bound, (ii) Breach in any material respect any provision of the Organizational Documents of the Buyer or Acquisition Sub, or (iii) require any Consent.

4.4                               Brokers’ Fees.  None of the Buyer, Acquisition Sub or any of their respective officers, directors, stockholders or employees (or any Affiliate of any of the foregoing) has any obligation to pay any fee, commission, or other compensation to any broker, finder, or agent retained by such Person with respect to the Transactions.

4.5                               Litigation.  There is no Action pending or, to the knowledge of Buyer or Acquisition Sub, Threatened against Buyer or Acquisition Sub, which questions the legality or propriety of the Transactions, this Agreement or the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith.

4.6                               Buyer Shares.  The Buyer Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all Encumbrances of any kind except for restrictions of transfer imposed under applicable securities laws, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.

4.7                               Capitalization.  The authorized Equity Interests of the Buyer are as set forth on Schedule 4.7.  All of the issued and outstanding Equity Interests of the Buyer are held of record in such amounts and by such holders as set forth on Schedule 4.7.  All of the issued and outstanding Equity Interests of the Buyer (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with, or pursuant to an exemption from, all applicable state, federal and other applicable securities Laws and (c) were not issued in violation of any preemptive rights or rights of first refusal.  Except as set forth on Schedule 4.7, as of the date hereof, (x) no outstanding Commitments exist with respect to the Equity Interests of the Buyer, (y) there are no Contracts with respect to the voting, transfer, disposition or registration of the Equity Interests of the Buyer, and (z) there are no outstanding obligations of the Buyer to redeem, repurchase, or otherwise acquire any of its Equity Interests.

4.8                               Financial Statements.

(a)                                  Set forth on Schedule 4.8 are true, complete and correct copies of (i) the unaudited balance sheet and statements of income and cash flow of the Buyer as of and for the fiscal year ended December 31, 2009, and (ii) the unaudited balance sheet and statements of income and cash flow of the Buyer as of and for the 3-month period ended March 31, 2010 ((i) and (ii), collectively, the “Buyer Financial Statements”).

(b)                                 The Buyer Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly in all materials respects the financial position of the Buyer and the results of operations and cash flow of the Buyer for the periods covered thereby, and (iii) are consistent with the books and records of the Buyer.

4.9                               No Material Adverse Effect.  Since March 31, 2010, the Buyer has not suffered a Material Adverse Effect.

4.10                        Reorganization.  The Buyer and Acquisition Sub have not taken or agreed to take any action or know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368 of the Code.

ARTICLE V

POST CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1                               General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments, notices, and documents) not inconsistent with this Agreement as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE VI); provided, that the requesting Party shall not be responsible for any of such costs or expenses incurred by any other Party that are not out-of-pocket costs or expenses paid or payable to a third party, such as costs in the nature of the allocation of overhead.  The Company acknowledges and agrees that after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, but the Stockholders’ Representative will be permitted to retain copies of any such documents, books, records, agreements, and financial data.

5.2                               Litigation Support.  So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction attributable to the period prior to the Closing Date involving the Company, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE VI); provided, that the defending Party shall not be responsible for any of such costs or expenses incurred by any other Party that are not out-of-pocket costs or expenses paid or payable to a third party, such as costs in the nature of the allocation of overhead.

ARTICLE VI

INDEMNIFICATION

6.1                               Survival of Representations, Warranties and Covenants.

(a)                                  The representations and warranties of the Company contained in Section 3.3 (Capitalization; Subsidiaries; Indebtedness; Working Capital), Section 3.8 (Tax Matters), Section 3.17 (Employee Benefits) and Section 3.22 (Brokers’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing and remain in full force and effect until the earlier of (i) three (3) years following the Closing, and (ii) the closing of a Sale of the Buyer, at which time such representations and warranties shall expire and terminate and be of no further force and effect, and all other representations and warranties of the Company, the Buyer and Acquisition Sub contained in this Agreement shall survive the Closing and remain in full force and effect for twelve (12) months thereafter, at which time such representations and warranties shall expire and terminate and be of no further force and effect; provided, however, if the Buyer or the Stockholders’ Representative, as the case may be, provides proper notice of a claim within the applicable time period set forth in this Section 6.1(a), then Liability for such claim (but solely with respect to such then pending claim) shall continue until such claim is resolved.

(b)                                 Each covenant of the Stockholders’ Representative, the Company or the Buyer set forth herein shall survive until such time as each such covenant expires, has been fully performed and satisfied or  expiration of the applicable statute of limitations, in accordance with the respective terms of such covenant.

6.2                               Indemnification Provisions for the Buyer’s Benefit.

Subject to the provisions of this ARTICLE VI (including the limitations set forth in Section 6.5), the Stockholders, severally, not jointly, pro rata according to such Stockholder’s Proportionate Percentage, shall defend, indemnify, and hold the Buyer Indemnified Persons harmless from and will reimburse the Buyer Indemnified Persons for any and all Damages (including any Damages they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Damages is properly made prior to the end of any applicable survival period), directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a)                                  any Breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered in connection with this Agreement by the Company or the Stockholders’ Representative;

(b)                                 any Breach of any covenant or obligation of the Company or the Stockholders’ Representative in this Agreement; and

(c)                                  any Designated Pre-Closing Liabilities, without duplication of any other recovery with respect to such amounts hereunder.

6.3                               Indemnification Provisions for Stockholders’ Benefit.

The Buyer and the Company, jointly and severally, will defend, indemnify, and hold the Stockholder Indemnified Persons harmless from and will reimburse the Stockholder Indemnified Persons for any and all Damages (including any Damages they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Damages is properly made prior to the end of any applicable survival period), directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a)                                  any Breach of any representation or warranty made by the Buyer or Acquisition Sub in this Agreement or in any certificate delivered in connection with this Agreement by the Buyer; and

(b)                                 any Breach of any covenant or obligation of the Buyer or Acquisition Sub in this Agreement.

6.4                               Indemnification Claim Procedures.

(a)                                  The party seeking indemnity in good faith hereunder (“Indemnitee”) will give prompt written notice to the party or parties providing indemnity (“Indemnitor”) of any matter for which it may make a claim for indemnification after the Closing, stating the nature, basis and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnitee in notifying any Indemnitor shall relieve Indemnitor from any Liability hereunder unless (and then solely to the extent) Indemnitor is prejudiced by such delay.  Copies of any papers received in connection with any related Action shall be forwarded to Indemnitor together with the notice of the matter.

(b)                                 In case of any Action by a third party or by any Governmental Authority, or any Action involving claims brought by such a third party or Governmental Authority with respect to which Indemnitor may have Liability under the indemnification provisions contained in this ARTICLE VI (a “Third-Party Claim”), then Indemnitor shall have the right to assume the defense thereof at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to Indemnitee; provided, however, that Indemnitor shall not have the right to assume the defense of such Third-Party Claim if (i) the Third-Party Claim seeks only an injunction or other equitable relief, (ii) Indemnitee shall have been advised by counsel that there are one or more legal or equitable defenses available to Indemnitee that are different from or in addition to those available to Indemnitor and, in the reasonable opinion of Indemnitee, counsel for Indemnitor could not adequately represent Indemnitee’s interests because they conflict with those of Indemnitor, (iii) such Third-Party Claim involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of Indemnitor or (iv) Indemnitor shall not have assumed the defense of such Third-Party Claim in a timely fashion.  If Indemnitor shall assume the defense of a Third-Party Claim (under circumstances in which the proviso in the preceding sentence is not applicable), provided that Indemnitor does not fail to reasonably pursue a defense of such Third-Party Claim, Indemnitor shall not be responsible for any legal or other defense costs subsequently incurred by Indemnitee in connection with the defense thereof.  If Indemnitor does not exercise its rights to assume the defense of a Third-Party Claim or is otherwise restricted from so assuming such defense, Indemnitor shall nevertheless be entitled to participate in such defense with its own counsel and at its own expense; and in any such case Indemnitee may assume the defense of the Third-Party Claim, with counsel that shall be reasonably satisfactory to Indemnitor, and shall act reasonably and in accordance with its good faith business judgment and shall not effect any settlement without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed.  If Indemnitor exercises its right to assume the defense of a Third-Party Claim, it shall not effect any settlement without the consent of Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, that such consent shall not be required where (i) the terms of such settlement do not include or require any finding or admission of any violation of Law or any violation of the rights of any Person and (ii) pursuant to the terms of such settlement the sole relief to be provided is monetary damages that are to be paid in full by Indemnitor.  The Indemnitor will keep the Indemnitee apprised of all material developments, including settlement offers, with respect to the Third-Party Claim, permit the Indemnitee, at its sole cost and expense, to participate in the defense of the Third-Party Claim and promptly provide the Indemnitee with all notices, filings, communications and documents produced, sent or received and all other relevant records relating to such matters.

6.5                               Limitations on Indemnification; Calculation of Damages.

(a)                                  Notwithstanding anything to the contrary herein, except in the event of fraud, the Stockholders shall have no obligation under, and the Buyer Indemnified Persons shall not be entitled to indemnification from the Stockholders pursuant to, Section 6.2(a) for an aggregate amount of Damages incurred by the Buyer Indemnified Persons in excess of fifteen percent (15%) of the Merger Consideration (the “Cap”); provided, however, that the Cap shall not apply with respect to (i) any Damages resulting from or relating to any Breach of the Fundamental  Representations, and none of any such Damages shall count towards satisfaction of the Cap and (ii) any Action arising from fraud, intentional misrepresentation or willful Breach by the Company or the Stockholders’ Representative of any term or provision of this Agreement or any other documents contemplated in connection with the Transactions; provided further, that (x)

in no event shall the Stockholders have any obligation hereunder, nor shall the Buyer Indemnified Persons be entitled to indemnification, for any Damages in excess of the Merger Consideration, and (y) no Stockholder shall have any obligation hereunder, nor shall the Buyer Indemnified Persons be entitled to indemnification from such Stockholder, for any Damages in excess of the Merger Consideration actually received by such Stockholder.

(b)                                 For purposes of determining the Stockholders’ liability under this ARTICLE VI for any Damages, appropriate reductions shall be made to reflect (i) the Tax benefits, if any, actually recognized by any Buyer Indemnified Person and (ii) the recovery pursuant to any insurance policy or from any third party actually received by any Buyer Indemnified Person in respect of such Damages.  If an indemnification payment is received by any Buyer Indemnified Person, and such Buyer Indemnified Person later recognizes Tax benefits, insurance recoveries or third-party recoveries, as described in the immediately preceding sentence, in respect of the related Damages or indemnification payments, which Tax benefits, insurance recoveries or third-party recoveries were not previously accounted for with respect to such Damages or indemnification payments when made, such Buyer Indemnified Person shall promptly notify the Stockholders’ Representative, and, promptly but in any event no later than five (5) Business Days after delivery of such notice by such Buyer Indemnified Person, such Buyer Indemnified Person shall pay to the Stockholders an amount equal to the lesser of (A) any such Tax benefits, insurance recoveries and third-party recoveries and (B) the actual amount of the indemnification payments previously paid by the Stockholders with respect to such Damages.

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO, OR ANY AFFILIATE OF ANY OTHER PARTY HERETO, FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, FOR DIMINUTION IN VALUE OR LOST PROFITS OR FOR ANY DAMAGES MEASURED BY LOST PROFITS OR A MULTIPLE OF EARNINGS, IN EACH CASE THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER, EXCEPT IN THE CASE OF ANY CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES THAT ARE PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD-PARTY CLAIM THAT GIVES RISE TO INDEMNIFICATION RIGHTS HEREUNDER.

(d)                                 In no event shall any Indemnitee be entitled to recover any amounts that would constitute a betterment or that would, if applied towards the repair or replacement of any asset or property underlying an Indemnitee’s direct or indirect investment, enhance the value of such asset or property beyond the value of such asset or property if the applicable representation, warranty, covenant or agreement giving rise to the applicable indemnification obligation had not been breached (a “Betterment”), and any Damages otherwise subject to indemnification under this ARTICLE VI shall be reduced by the amount of any portion thereof that constitutes a Betterment.

(e)                                  No Indemnitor shall have any liability under any provision of this Agreement for any Damages caused by actions of any Indemnitee taken after the Closing.

6.6                               Reduction of Merger Consideration.  Any indemnification amounts payable by the Stockholders pursuant to this ARTICLE VI shall be treated for all Tax purposes to be an adjustment to the Merger Consideration, unless a final determination by a Governmental Authority requires otherwise.

6.7                               Right of Set-Off.  If the Buyer Indemnified Persons have a right to indemnification under this ARTICLE VI, then the Buyer shall set-off the amount of such recovery against the Additional Buyer Shares, in each case at the rate of $15.00 per share, at any time prior to their respective issuance.  Any such Additional Buyer Shares that are set-off against shall not be available for issuance to the Stockholders.

6.8                               Exclusive Remedy.  In the absence of fraud, from and after the Closing, the rights of the Parties to indemnification under this Agreement shall be strictly limited to those contained in this ARTICLE VI, and such indemnification rights shall be the exclusive remedies of the Parties with respect to any matter in any way relating to or arising in connection with this Agreement or the Transactions.  In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under this ARTICLE VI, each Indemnitee hereby waives, to the fullest extent permitted under applicable Law, except in the event of fraud, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnitor, whether arising under or based upon any federal, state, local or foreign Law (including any Environmental Laws) or otherwise.

ARTICLE VII

TAX MATTERS

7.1                               Tax Returns.

(a)                                  For federal income Tax purposes, the taxable year of the Company shall end as of the close of business on the Closing Date and, with respect to all other Taxes, the Stockholders’ Representative and the Buyer will, if permitted by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date.  Except as otherwise required by applicable Law, no Party shall take any position inconsistent with the preceding sentence on any Tax Return.

(b)                                 The Buyer shall cause the Company to prepare and timely file all Tax Returns of the Company due after the Closing Date for all taxable periods ending on or before the Closing Date or including the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice and in accordance with existing accounting methods of the Company, unless such practice or method does not have sufficient legal support to avoid the imposition of penalties, fines or similar amounts. The Buyer shall deliver to the Stockholders’ Representative for his review a draft of each Tax Return of the Company to be filed after the Closing Date that may give rise to any Tax liability of the Stockholders or any Tax liability of the Company for which the Stockholders are liable under this Agreement not fewer than thirty (30) days prior to the deadline for filing such Tax Return.  The Stockholders’ Representative shall notify the Buyer in writing if he objects to any portion of the draft Tax Return within fifteen (15) days after the draft Tax Return is delivered to the Stockholders’ Representative.  If the Buyer does not receive a written objection by the end of the fifteen (15)-day period, the Buyer may file the Tax Return.  If the Stockholders’ Representative notifies the Buyer that he objects to any portion of the draft Tax Return on or before the end of the fifteen (15) days, the Buyer and the Stockholders’ Representative shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return by negotiation or submission to an arbitrator mutually selected by the Parties.

7.2                               Liability for Taxes.  Promptly upon written demand to the Stockholders’ Representative from the Buyer, the Stockholders shall reimburse the Buyer or the Company for all Taxes of the Company for any Pre-Closing Tax Period and for the Stockholders’ portion (as determined under Section 7.3) of all Taxes of the Company for any Tax period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”).  The Buyer shall be responsible for all Taxes of the Company for any Post-Closing Tax Period and for its portion (as determined under Section 7.3) of all Taxes of the Company for any Straddle Period.  Any amounts paid by the Stockholders to the Buyer or the Company under this Section 7.2 shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

7.3                               Apportionment of Straddle Period Taxes.  With respect to any Straddle Period, the Taxes attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of the Stockholders, and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”), which portion shall be the responsibility of the Buyer.  In the case of income Taxes, sales and use Taxes, and Taxes based on gross or net receipts or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing of the books and records of the Company as of the last day of the Pre-Closing Straddle Period, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period.  In the case of Taxes not described in the immediately preceding sentence, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.  The portion of Tax allocated to the Post-Closing Straddle Period shall equal the balance of the Tax attributable to the Straddle Period.

7.4                               Cooperation on Tax Matters.  The Buyer, the Surviving Corporation, and the Stockholders’ Representative shall provide, and the Surviving Corporation shall cause the Company to provide, each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  The Buyer, the Surviving Corporation and the Stockholders’ Representative will retain, and the Surviving Corporation shall cause the Company to retain, for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

7.5                               Tax Contests.

(a)                                  If any Governmental Authority issues to the Company (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period or (ii) a written notice of deficiency, written notice of reassessment, written proposed adjustment, written assertion of claim or written demand concerning Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period (each, a “Tax Claim”), the Buyer or the Company shall notify the Stockholders’ Representative of the receipt of such communication from the Governmental Authority within fifteen (15) days after receiving such Tax Claim.  No failure or delay of the Buyer or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Stockholders under this Agreement, except to the extent that such failure precludes the Company or the Stockholders from defending against any liability or claim for Taxes that the Stockholders are obligated to pay hereunder.

(b)                                 The Buyer and the Company shall control any proceeding relating to any Tax Claim (a “Tax Contest”); provided that (i) the Stockholders’ Representative shall have the right to participate in any such Tax Contest to the extent it relates to Taxes or a Tax Return for a Pre-Closing Tax Period or Pre-Closing Straddle Period and in such case the Buyer and the Company shall provide the Stockholders’ Representative with copies of all written communications relating to the Tax Contest, (ii) the Buyer shall keep the Stockholders’ Representative informed regarding the progress of any Tax Contest and consult with the Stockholders’ Representative with respect to any issue relating to such Tax Contest that could reasonably be expected to have a material adverse effect on the Stockholders, and (iii) the Buyer and the Company shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) if such settlement or other resolution relates to Taxes for which the Stockholders are liable under this Agreement without the permission of the Stockholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed).

(c)                                  At the request of the Stockholders’ Representative, the Buyer and the Company shall settle any issue related to Taxes for any Pre-Closing Tax Period or Pre-Closing Straddle Period on terms acceptable to the Stockholders’ Representative and the applicable Governmental Authority provided that (i) the Stockholders shall have paid to the Company or the Buyer prior to or when entering into the settlement all Taxes (and other amounts) for which the Stockholders are liable under this Agreement as a result of such settlement, and (ii) the settlement could not result in the Buyer, the Company or any of their respective Affiliates paying any Taxes (or other amounts) for which the Stockholders are not required to fully indemnify the Buyer or the Company under this Agreement.

7.6                               Amended Tax Returns.  The Stockholders shall not file or cause or permit to be filed any amended Tax Returns that affect or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any period without the prior written consent of the Buyer, which consent may not be unreasonably withheld, conditioned or delayed.  The Buyer shall not file or cause to be filed any amended Tax Returns covering any period or adjusting any Taxes for a period that includes any period prior to or including the Closing Date without the prior written consent of the Stockholders’ Representative, which consent may not be unreasonably withheld, conditioned or delayed.

7.7                               Transfer and Similar Taxes.  All real property transfer or gains taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid one-half by the Stockholders’ Representative and one-half by the Buyer.  The Stockholders’ Representative shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and the Buyer and the Surviving Corporation shall, and shall cause the Company to, reasonably cooperate with the Stockholders’ Representative in connection therewith.

7.8                               No Limitation.  Notwithstanding any other provision in this Agreement to the contrary, the rights and obligations of the Parties hereto set forth in this ARTICLE VII shall not be subject to the limitations in ARTICLE VI (Indemnification) but shall be without duplication of amounts payable under such Article.  In the event of a conflict between this ARTICLE VII and any other provision of this Agreement, this ARTICLE VII shall govern and control.

ARTICLE VIII

MISCELLANEOUS

8.1                               Interpretation.  In this Agreement, unless a contrary intention is stated:

(a)                                  A defined term (including those set forth in Annex I hereto) has its defined meaning throughout this Agreement and each Annex, Exhibit and Schedule attached hereto, regardless of whether it appears before or after the place where it is defined.

(b)                                 All references in this Agreement to an “Article,” Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement.

(c)                                  Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection or other subdivision thereof.

(d)                                 All references to any document, instrument, or agreement shall be deemed to refer to such document, instrument, or agreement, as well to all exhibits, schedules, or addenda thereto.

(e)                                  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and plural.

(f)                                    The word “includes” and its derivatives mean “including without limitation” or “including, but not limited to” and corresponding derivative expressions.

(g)                                 The words “shall” and “will” have equal force and effect.

(h)                                 The word “or” is used in the inclusive sense of “and/or.”

(i)                                     Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(j)                                     The currency amounts referenced herein are in U.S. Dollars, unless the context requires otherwise.

(k)                                  Any reference to a number of days shall refer to calendar days, unless Business Days are specified.

(l)                                     Any reference to a federal, state, local, or foreign Law shall be deemed also to refer to any such Law as amended and currently in effect, or any successor thereto, and all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.2                               Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments, and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.

8.3                               Successors and Assigns.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

8.4                               Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile with proof of transmission (and then one (1) Business Day thereafter) and addressed to the intended recipient as set forth below:

If to the Buyer and, after the Closing, to the Company:

Groupon, Inc.
600 West Chicago Avenue
Suite 830
Chicago, Illinois  60610
Attn:  Andrew Mason

Fax:  (312) 276-3231
Email: andrew@groupon.com

With a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

203 North LaSalle Street

Suite 1900

Chicago, Illinois  60601

Attn:  Richard E. Ginsberg

Fax: (312) 630-5388

Email: richard.ginsberg@dlapiper.com

If to the Stockholders’ Representative:

211 Sutter Street

San Francisco, CA 94108

Attn:  Mihir Shah

Fax: (415) 512-7123

Email: mihir@mob.ly.com

With a copy to (which copy shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attn:  Anthony McCusker, Esq.

Fax:  (650) 853-1038

Email: amccusker@goodwinprocter.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5                               Execution; Counterparts.  The Parties may execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same instrument.  The Parties may deliver executed signature pages to this Agreement by facsimile or by electronic mail in portable document format (pdf).  No Party shall raise as a defense to the formation or enforceability of this Agreement as a contract, and each Party forever waives any such defense, either (i) the use of facsimile or e-mail transmission to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted via facsimile or e-mail transmission.

8.6                               Headings.  The article and section headings contained in this Agreement are inserted for convenience of reference only and shall not be part of or affect in any way the meaning or interpretation of this Agreement.

8.7                               Governing Law.  THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES.

8.8                               Amendments and Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by the Buyer and the Stockholders’ Representative.  No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

8.9                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or Enforceability of the other provisions hereof.

8.10                        Expenses.  Except as otherwise expressly provided in this Agreement, (a) the Buyer and Acquisition Sub each will bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants, and (b) the Stockholders will bear the costs and expenses of the Company incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants; provided, however, that Acquisition Sub will reimburse the Stockholders on a dollar-for-dollar basis for each dollar of Company accounts receivable as of the Closing Date that is actually collected by Acquisition Sub following the Closing Date, up to $50,000 maximum reimbursement.

8.11                        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of legal representation.  It is expressly agreed that this Agreement shall not be construed against any Party, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the Transactions.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

8.12                        Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Stockholders and their respective successors and permitted assigns.

8.13        Incorporation of Annexes, Exhibits and Schedules.  The Annexes, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof for all purposes.

8.14        Waiver of Jury Trial; Submission to Jurisdiction.

(a)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)           EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT.  EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8.4.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement and Plan of Merger as of the date first written above.

BUYER:

GROUPON, INC.

By:	/s/ Andrew Mason
Name: Andrew Mason
Title: Chief Executive Officer

ACQUISITION SUB:

GROUPON MOBLY, INC.

By:	/s/ Andrew Mason
Name: Andrew Mason
Title: President

COMPANY:

GOODREC, INC.

By:	/s/ Mihir Shah
Name: Mihir Shah
Title: President & CEO

STOCKHOLDERS’ REPRESENTATIVE:

By:	/s/ Mihir Shah
Name: Mihir Shah

[Signature Page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

The following terms used in the Agreement and Plan of Merger shall have the following respective meanings:

“2011 Additional Buyer Shares” means, collectively, the 2011 First Tranche Common Additional Buyer Shares, the 2011 Second Tranche Common Additional Buyer Shares and the 2011 Preferred Additional Buyer Shares.

“2011 First Tranche Common Additional Buyer Shares” means 7,574 shares of the Buyer’s Nonvoting Common Stock.

“2011 Preferred Additional Buyer Shares” means 12,426 shares of the Buyer’s Nonvoting Common Stock.

“2011 Second Tranche Common Additional Buyer Shares” means 20,000 shares of the Buyer’s Nonvoting Common Stock.

“2012 Additional Buyer Shares” means 40,000 shares of the Buyer’s Nonvoting Common Stock.

“2013 Additional Buyer Shares” means 40,000 shares of the Buyer’s Nonvoting Common Stock.

“Acquisition Sub” has the meaning set forth in the preamble to this Agreement.

“Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, or other proceeding commenced, brought, or heard by or before any Governmental Authority.

“Additional Buyer Shares” means, collectively, the 2011 Additional Buyer Shares, the 2012 Additional Buyer Shares and the 2013 Additional Buyer Shares.

“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person, and in the case of a natural Person shall include such natural Person’s immediate family members.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assets” has the meaning set forth in Section 3.9.

“Balance Sheet Date” means December 31, 2009.

“Betterment” has the meaning set forth in Section 6.5(d).

“Board” means the Buyer’s board of directors.

“Breach” means any breach, default (or any event which would, with the passage of time or giving of notice or both, constitute a default), event giving rise to any right of payment under or right terminate, amend, modify, abandon or accelerate or resulting in any Encumbrance being created or imposed, violation, acceleration, termination, cancellation, modification, or required notification.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than Saturday, Sunday, or any other day in which banks in Chicago, Illinois are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Financial Statements” has the meaning set forth in Section 4.8(a).

“Buyer Indemnified Persons” means the Buyer and its officers, directors, employees, and agents.

“Buyer Shares” means, collectively, the Common Buyer Shares and the Preferred Buyer Shares.

“Buyer’s Nonvoting Common Stock” means the Buyer’s Nonvoting Common Stock, par value $0.0001 per share.

“Cap” has the meaning set forth in Section 6.5(a).

“Capital Lease Obligations” means the obligations (including all prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption thereof) of the Company, on a consolidated basis, to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company as of such date computed in accordance with GAAP, consistently applied with the Financial Statements.

“Cash Consideration” means an amount in cash equal to Three Hundred Seventy-Five Thousand Dollars ($375,000).

“Certificate” has the meaning set forth in Section 2.2(a).

“Certificate of Merger” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.6(a).

“Merger Consideration” means the Cash Consideration plus an amount equal to the aggregate value of (i) the Buyer Shares plus (ii) the 2011 Additional Buyer Shares plus (iii) the 2012 Additional Buyer Shares plus (iv) the 2013 Additional Buyer Shares (each such Buyer Share, 2011 Additional Buyer Share, 2012 Additional Buyer Share and 2013 Additional Buyer Share being valued at $15.00 per share), but in the case of clauses (ii) through (iv), solely to the extent that such Additional Buyer Shares are actually issued to the Stockholders in accordance with the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended, as in effect as of the Closing.

“Commitment” with respect to any Person means: (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person, (b) pre-emptive rights or rights of first refusal, and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.

“Common Additional Buyer Shares” means, collectively, the 2011 First Tranche Common Additional Buyer Shares, 2011 Second Tranche Common Additional Buyer Shares, 2012 Additional Buyer Shares and 2013 Additional Buyer Shares.

“Common Buyer Shares” means 22,720 shares of the Buyer’s Nonvoting Common Stock.

“Common Stock” has the meaning set forth in the recitals.

“Common Stock Percentage Interest” means with respect to any Stockholder, the quotient obtained by dividing (a) the aggregate number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time by (b) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Indebtedness” means, without duplication and with respect to the Company, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) indebtedness of the type described in clause (a) above guaranteed, directly or indirectly, in any manner by the Company or in effect guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, (c) any indebtedness evidenced by any note, bond, debenture or other debt security, (d) any indebtedness for the deferred purchase price of property with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (e) any indebtedness secured by a lien (other than Permitted Encumbrances) on a Person’s assets, (f) any drawn amounts under letter of credit arrangements, (g) any Capital Lease Obligations, (h) any accrued interest on any of the foregoing and (i) any prepayment, breakage, premiums or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.

“Company Stock” has the meaning set forth in the recitals.

“Confidentiality, Inventions and Non-Solicitation Agreements” means those certain Confidentiality, Inventions and Non-Solicitation Agreements, substantially in the form attached hereto as Exhibit B, dated as of the Closing Date, by and among the Buyer, Acquisition Sub and each of Jeff Anderson, Michael Burton, Swati Raju, Marcus Harvey, Mihir Shah and Yishai Lerner.

“Consent” means any consent, approval, notification, waiver, registration, or other similar action that is necessary under the circumstances.

“Consent, Release and Stockholders’ Representative Agreement” means that certain Consent, Release and Stockholders’ Representative Agreement, substantially in the form attached hereto as Exhibit C, dated as of the Closing Date, by and among the Company, the Stockholders’ Representative and each of the Stockholders.

“Constituent Corporations” has the meaning set forth in Section 1.1.

“Continuing Employees” has the meaning set forth in Section 2.4(b).

“Contract” means, with respect to a Person, any contract, agreement, lease, license, commitment, instrument, document, or other similar arrangement, whether written or oral, which is legally binding upon such Person.

“Corporate Rights” has the meaning set forth in Section 1.3.

“Damages” means all damages, losses, payments, amounts paid in settlement, obligations, fines, penalties, costs and expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors).

“Designated Pre-Closing Liabilities” means any outstanding Company Indebtedness and unpaid Transaction Costs of the Company.

“DGCL” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means (a) any employee welfare benefit and employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death, or unemployment, and (b) all other material employee benefit agreements or arrangements, whether or not subject to ERISA, including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, vacation policies, and other similar plans, agreements, and arrangements that are currently in effect, or have been approved before the date hereof but are not yet effective, for the benefit of directors, officers, employees, or former employees (or their beneficiaries) of the Company.

“Encumbrances” means any encumbrance, Order, Security Interest, easement, covenant, or restriction on transfer, other than a Permitted Encumbrance.

“Enforceable” means that the Contract is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms and conditions, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, receivership, or similar Laws or judicial decisions now or hereafter in effect relating to, limiting, or affecting the rights of creditors generally or by general principles of equity.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental Laws” means all applicable Laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments, or injunctions issued, promulgated, or entered into by any Governmental Authority pertaining to the protection of human health or the Environment, including, without limitation, with respect to property or Persons located in the United States, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes, in each case in effect as of the Closing Date.

“Environmental Liabilities” means all Liabilities, responsibilities, claims, suits, losses, costs (including Remediation costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, notice, or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, (b) pursuant to any claim by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, Remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Authority or Person or (c) otherwise relating to or arising under any Environmental Laws.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, or other securities or rights convertible into capital stock, of such corporation, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person or rights to acquire or convert into any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fundamental Representations” has the meaning set forth in Section 6.1(a).

“GAAP” means U.S. generally accepted accounting principles, as amended and in effect from time to time.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the Release, use, handling, treatment, storage, or disposal of which is regulated or may result in Environmental Liability pursuant to any applicable Environmental Law.

“Indemnitee” is defined in Section 6.4(a).

“Indemnitor” is defined in Section 6.4(a).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade dress, logos, and all goodwill associated therewith, together with all applications, registrations, and renewals relating thereto, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) trade secrets (including ideas, research and development, know-how, mobile technology expertise, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), other rights, rights in Internet web sites or protocol addresses, Internet domain names and registration rights, uniform resource locators, and copies and tangible embodiments of the foregoing (in whatever form or medium).

“Knowledge” - with respect to the Company, the Company will be deemed to have “Knowledge” of a particular fact or matter if any of Mihir Shah or Yishai Lerner is actually aware of such fact or matter after making reasonable inquiry of their respective direct reports who should reasonably be expected to have knowledge with respect to the particular fact or matter at issue.

“Law” means any federal, state, local or national law, ordinance, code, statute, treaty, rule, directive or regulation enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Leases” has the meaning set forth in Section 3.11.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, known or unknown, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.

“Material Adverse Effect” means any change or effect that individually or in the aggregate with other changes or effects will or would reasonably be expected to have a material adverse effect on the financial condition, properties or results of operations of the relevant Person, taken as a whole, but shall exclude any change or effect (whether short-term or long-term) related to or resulting from (a) general economic, banking, currency, capital market, regulatory, political or other similar conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), general financial, securities or commodities market conditions or prevailing interest rates, (b) general business or economic conditions affecting the industry or industries in which such Person operates, so long as such changes do not have a materially disproportionate effect on such Person relative to other participants in such industries, (c) the taking of any action contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby, (d) any change in Law or GAAP, (e) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow or other data for any period or any change in such a forecast, or (f) any matter set forth in the Schedules.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Merger” has the meaning set forth in the recitals.

“Merger Options” means any options or warrants that are convertible or exercisable into shares of Company Stock and are outstanding immediately prior to the Effective Time.

“Merger Shares” means the shares of Company Stock that are issued and outstanding immediately prior to the Effective Time that are not owned directly or indirectly by the Company (whether as treasury stock or otherwise).

“Non-Competition Agreements” means those certain Non-Competition Agreements, substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, by and among the Buyer, Acquisition Sub and each of Jeff Anderson, Michael Burton, Swati Raju, Marcus Harvey, Mihir Shah and Yishai Lerner.

“Operational Objectives” has the meaning set forth in Section 2.4(b).

“Option Agreements” means those certain Option Agreements, substantially in the form attached hereto as Exhibit E, dated as of the Closing Date, by and between the Buyer and each of Jeff Anderson, Michael Burton, Swati Raju, Marcus Harvey, Mihir Shah and Yishai Lerner.

“Order” means any order, ruling, decision, verdict, writ, compliance agreement, decree, award (including arbitration awards), judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the relevant Person and its subsidiaries and as proposed to be conducted.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, memorandum of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto, as applicable.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, registration, filing, accreditation, or other similar authorization issued, granted, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, and which is related primarily to or required for the operation of the business of the Company as presently conducted.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the books, (b) workers or unemployment compensation liens arising in the ordinary course of business, (c) mechanic’s, materialmen’s, supplier’s, vendor’s or similar liens arising in the ordinary course of business securing amounts that are not delinquent, (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Straddle Period” has the meaning set forth in Section 7.3.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.3.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preferred Buyer Shares” means 37,280 shares of the Buyer’s Nonvoting Common Stock.

“Preferred Stock” has the meaning set forth in the recitals.

“Preferred Stock Percentage Interest” means with respect to any Stockholder, the quotient obtained by dividing (a) the aggregate number of shares of Preferred Stock held by such Stockholder immediately prior to the Effective Time by (b) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Effective Time.

“Proportionate Percentage” means with respect to any Stockholder, the quotient obtained by dividing (a) the portion of the Merger Consideration received by such Stockholder by (b) the Merger Consideration.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.

“Remediate” or “Remediation” means the removal, abatement, response, investigative, cleanup, and/or monitoring activities undertaken to address any pollution, or Release of Hazardous Materials, including, without limitation, excavation, transportation, and disposal of Hazardous Materials, any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation, or bioremediation, and the installation and operation of remediation systems.

“Right of First Refusal and Co-Sale Agreement” means that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of April 16, 2010, by and among Buyer, each of the Persons listed on Exhibit A thereto as “Investors” and  each of the Persons listed on Exhibit B thereto as “Subject Stockholders”.

“Sale of the Buyer” means: (a) the acquisition in one or more transactions by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of (i) the then outstanding shares of the Buyer’s capital stock (on an as-converted basis), or (ii) the combined voting power of the then outstanding shares of the Buyer’s capital stock (on an as-converted basis) entitled to vote generally in the election of directors; (b) the closing of a sale or other conveyance of all or substantially all of the assets of the Buyer; (c) the effective time of any merger, share exchange, consolidation, or other business combination involving the Buyer if immediately after such transaction Persons who hold a majority of the outstanding shares of the Buyer’s capital stock (on an as-converted basis) entitled to vote generally in the election of directors of the surviving entity (or the entity, directly or indirectly, owning 100% of such surviving entity) are not Persons who, immediately prior to such transaction, held such shares of the Buyer’s capital stock (on an as-converted basis); (d) the completion of any other similar transaction, involving the Buyer or its successors, which has the same effect as any of the foregoing; or (e) the completion of the initial public offering of shares of the Buyer’s capital stock to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

“Schedules” has the meaning set forth in the preamble to ARTICLE III.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (a) liens for taxes, assessments, governmental charges, or claims which are being contested in good faith by appropriate Actions promptly instituted and diligently conducted, (b) statutory liens of landlords and warehousemen’s, carriers, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, and (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, and other similar types of social security.

“Stockholders” means the holders of the issued and outstanding Company Stock immediately prior to the Effective Time.

“Stockholder Indemnified Persons” means the Stockholders and their respective officers, directors, employees, agents, representatives, controlling Persons, and Equity Interest owners.

“Stockholders’ Representative” shall mean the Person designated from time to time as the Stockholders’ Representative pursuant to the Consent, Release and Stockholders’ Representative Agreement.

“Straddle Period” has the meaning set forth in Section 7.2.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, taxes under Code Section 59A, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person.

“Tax Claim” has the meaning set forth in Section 7.5(a).

“Tax Contest” has the meaning set forth in Section 7.5(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 6.4(b).

“Threatened” means a demand or statement has been made, or a notice has been given, that would be reasonably likely to result in an Action being asserted, commenced, taken, or otherwise pursued in the future.

“Transaction Costs” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred in connection with this Agreement (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, (c) payroll, employment or other Taxes, if any, required to be paid by the Buyer (on behalf of the Company) or the Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clauses (a) and (b), or the forgiveness of any loans or other obligations owed by Stockholders or employees in connection with the Transactions, in all cases as incurred by the Company on or prior to the Closing Date.

“Transactions” means all of the transactions contemplated by this Agreement, including, but not limited to: (a) the conversion, exchange or cancellation of the shares of capital stock of, and Equity Interests in, each of the Constituent Corporations as described in ARTICLE II, (b) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith, (c) the performance by the Company, the Buyer and the Stockholders’ Representative of their respective covenants and obligations under this Agreement, and (d) the Merger.

“Voting Agreement” means that certain Second Amended and Restated Voting Agreement dated as of April 16, 2010, by and among Buyer, each of the Persons listed on Exhibit A thereto as “Common Stockholders” and  each of the Persons listed on Exhibit B thereto as “Investors”.

“Working Capital” means the excess of all of the Company’s current assets over current liabilities as of the close of business on the Business Day immediately prior to the Closing Date; provided, however, that the Parties agree that for purposes of determining Working Capital, the Company’s current liabilities shall not include (i) any Funded Indebtedness of the Company, all of which shall be paid off in full as of the Closing Date, or (ii) any liabilities and expenses which Acquisition Sub is obligated to pay or reimburse pursuant to Section 8.10 of this Agreement.

EXHIBIT A

Certificate of Merger

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:40 AM 05/06/2010
FILED 09:40 AM 05/06/2010
SRV 100468833 - 4816601 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION
INTO A
DOMESTIC CORPORATION

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporations executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Groupon Mobly, Inc. and the name of the corporation being merged into this surviving corporation is GOODREC Inc..

SECOND: The Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Groupon Mobly, Inc.

FOURTH: The merger is to become effective upon filing of this Certificate of Merger.

FIFTH: The Agreement and Plan of Merger is on file at 600 West Chicago Avenue, Suite 830, Chicago, Illinois 60610, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said corporations have caused this certificate to be signed by an authorized officer, the 5 day of May, 2010.

GROUPON MOBLY, INC.

Name:	/s/ Andrew Mason
Title:	PRESIDENT
ANDREW MASON

EXHIBIT B

Form of Confidentiality, Inventions and Non-Solicitation Agreement

FORM OF EMPLOYEE CONFIDENTIALITY, INVENTIONS AND NON-SOLICITATION AGREEMENT

This Agreement sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with Groupon Mobly, Inc., a Delaware corporation, which, along with its parent company, Groupon, Inc. and any and all affiliates or subsidiaries, shall be referred to herein as the “Company.”

1.             Duties.  In return for the compensation and benefits now and hereafter paid or provided to me, I hereby agree to perform those duties for Company as Company may designate from time to time.  During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me.  I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that the Company issues to me.  I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2.             “Proprietary Information” Definition.  “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3.             Ownership and Nondisclosure of Proprietary Information.  All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable.  I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company.  If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company

4.            “Innovations” Definition.  In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5.             Disclosure and License of Prior Innovations.  I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”).  I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”).  If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement.  I hereby grant to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice within the scope of my employment with Company (the “Company Innovations”).  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

6.             Disclosure and Assignment of Company Innovations.  I will promptly disclose and describe to Company all Company Innovations.  I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.  This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.

7.             Future Innovations.  I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me within the scope of my employment with the Company and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations.  Company will receive any such information in confidence.

8.             Notice of Nonassignable Innovations to Employees in California.  This Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code.  I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws.  I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

9.             Cooperation in Perfecting Rights to Company Innovations.  I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement.  If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me.  The foregoing is deemed a power coupled with an interest and is irrevocable.

10.           Return of Materials.  At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cellular phones, smartphones, personal digital assistants or similar items or devices that the Company has provided to me.  I will provide Company with a written certification of my compliance with my obligations under this Section.

11.           No Violation of Rights of Third Parties.  During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party.  I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

12.           Survival.  This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

13.           No Solicitation Using Proprietary Information.  During the course of my employment with Company, and after the termination thereof, I shall not use any Company Proprietary Information (as defined in Section 2 above) in order to solicit Company’s customers, suppliers, licensees, licensors, franchisees, consultants or other business associates or to encourage any of same to cease doing business with Company.  In addition, throughout my employment with Company and for one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees or independent contractors of Company to terminate their employment with Company.

14.           No Disparagement.  During my employment with Company and after the termination thereof, I will not disparage Company, its products, services, agents or employees.

15.           Injunctive Relief.  I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

16.           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing.  Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

17.           Governing Law; Forum.  This Agreement shall be governed by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in California for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.  Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

18.           Severability.  If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

19.           Waiver; Modification.  If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company.  No waiver shall constitute a waiver of any other or subsequent breach by me.  This Agreement may be modified only if both Company and I consent in writing.

20.           Entire Agreement.  This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:

Groupon Mobly, Inc., Groupon, Inc., and their
affiliates and subsidiaries

By:	By:

Title	Title

Dated:	Dated:

[Signature Page of Employee Confidentiality, Inventions and Non-Solicitation Agreement]

Exhibit A

PRIOR INNOVATIONS

Check one of the following:

TM                                   NO SUCH PRIOR INNOVATIONS EXIST.

OR

TM                                   YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior Innovation):

Exhibit B

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)                                  Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2)                                  Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Groupon Mobly, Inc., Groupon, Inc., and their affiliates and subsidiaries	By:

By:
(Printed Name of Employee)
Title

Date:	Date:

EXHIBIT C

Form of Consent, Release and Stockholders’ Representative Agreement

FORM OF CONSENT, RELEASE AND
STOCKHOLDER REPRESENTATIVE AGREEMENT

THIS CONSENT, RELEASE AND STOCKHOLDER REPRESENTATIVE AGREEMENT (this “Agreement”) is first made and entered into as of May       , 2010 by and among Mihir Shah, an individual (the “Representative”), Goodrec, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company party hereto (each individually, a “Stockholder”, and collectively, the “Stockholders”).

R E C I T A L S:

A.                                   Groupon, Inc., a Delaware corporation (“Parent”), Groupon Mobly, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and the Representative intend to enter into an Agreement and Plan of Merger dated on or about the date hereof (the “Merger Agreement”).

B.                                     Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub and Merger Sub shall continue as the surviving corporation and as a wholly owned subsidiary of Parent, and in connection therewith all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) and all of the outstanding options to purchase shares of capital stock of the Company shall be cancelled and terminated without payment of any consideration. The consummation of the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to herein as the “Transactions”.

C.                                     Each Stockholder will derive substantial benefits from the consummation of the Transactions.

D.                                    Any capitalized terms or phrases used herein and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Representative, the Company and each Stockholder party hereto hereby agree as follows:

ARTICLE I

CONSENT AND ACKNOWLEDGEMENT

Each Stockholder party hereto, in his, her or its capacity as a holder of Company Stock, as evidenced by his, her or its signature hereto, does hereby waive all notice of the time, place and purposes of a specia3 meeting of the Stockholders for the purpose of adopting the Merger Agreement and approving the Merger and, pursuant to the Delaware General Corporation Law and the Company’s First Amended and Restated Certificate of Incorporation, as amended and in effect (including without limitation, Section B.6 of Article IV), does hereby consent in writing to the adoption of the Merger Agreement, the approval of the Merger and the allocation of the Merger Consideration among the holders of Company Stock as set forth in the Merger Agreement, and does hereby agree to be legally bound by the provisions and obligations thereof, including without limitation, the obligation of the Stockholders to indemnify the Buyer Indemnified Parties for certain losses in accordance with the terms of the Merger Agreement.

ARTICLE II

RELEASE

2.1                                 Release.  From and after the Effective Time:

(a)                                  Subject to the last sentence of this Section 2.1(a), each Stockholder party hereto on behalf of himself, herself or itself and any of his, her or its successors, assigns, heirs and controlled Affiliates hereby releases and forever discharges the Acquired Companies, Parent, Merger Sub, the Surviving Corporation, each other Stockholder and all of their respective current and former directors, officers, partners, managers, employees, agents and Affiliates (each, a “Released Party”) from any and all liability whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or to become due) (“Liability”) that such Stockholder ever had, now has or hereafter can, shall or may have against any Released Party in such Stockholder’s capacity as a director, officer, employee, stockholder, and/or optionholder of the Company, whether directly or derivatively through the Company, arising contemporaneously with or prior to the consummation of the Transactions, or on account of or arising out of any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the date of this Release, including, but not limited to (i) any Liability arising out of any action of the Board of Directors of the Company related to approval of the Merger and adoption of the Merger Agreement or any other agreement contemplated therein or consummation of the Transactions, (ii) any Liability arising out of an alleged breach by any director of the Company of his fiduciary duties to the Company, (iii) any Liability arising from or relating to the Company or its business, operations, assets or liabilities, (iv) any Liability arising from or relating to any equity interest held by Stockholder in the Company, (v) any Liability arising from or relating to any and all agreements and obligations relating to the Company entered into or incurred on or prior to the Effective Time, or (vi) any Liability in respect of any event occurring or circumstances existing on or prior to the date of the Agreement relating to any of the foregoing matters (the “Release”).  Nothing in the Release shall limit in any manner (i) any rights to indemnification the current and former directors and officers of the Company or any of its Subsidiaries may be entitled to pursuant to the Merger Agreement, any applicable contract or agreement in effect on the date hereof, applicable law or the Company’s certificate of incorporation or by-laws, (ii) any rights to payment of the Merger Consideration pursuant to the Merger Agreement or (iii) any other rights of the Stockholders pursuant to the Merger Agreement.

(b)                                 Each Stockholder expressly waives the benefit of any statute or rule of law, which, if applied to the Release, would otherwise exclude from its binding effect any claim not known by the Released Parties on the date of execution of this Agreement.

(c)                                  Each Stockholder party hereto hereby irrevocably covenants to refrain from, directly or indirectly through the Company or otherwise, asserting any claim or demand, or commencing, instituting or causing to be commenced, any claim or legal proceeding of any kind against any Released Party before any court, administrative agency or other forum by reason of any matters released hereby.

(d)                                 Each Stockholder party hereto represents to the Released Parties that he, she or it has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or Liability of any nature, character, or description whatsoever, which is or which purports to be released or discharged by the Release.

2.2                                 Scope of Release.  Each Stockholder party hereto hereby represents that he, she or it understands and acknowledges that he, she or it may hereafter discover facts and legal theories concerning the Release and the subject matter hereof in addition to or different from those of which he, she or it now believes to be true.  Each Stockholder understands and hereby agrees that the Release shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.  Each Stockholder assumes the risk of any mistake of fact or law with regard to any potential claim or with regard to any of the facts which are now unknown to him, her or it relating thereto.  Notwithstanding the release set forth herein, the Release and all obligations assumed hereunder shall remain binding on each Stockholder.

ARTICLE III

STOCKHOLDERS’ REPRESENTATIVE

3.1                                 Appointment of the Representative.  Each Stockholder party hereto on behalf of himself, herself or itself and any of his, her or its successors, assigns, heirs and controlled Affiliates hereby irrevocably appoints the Representative as its representative to act on behalf of such Stockholder in connection with, and to facilitate, any and all transactions arising from, in connection with and incident to the Merger.  In such capacity, the Representative shall have the sole and exclusive power and authority to perform all actions required or permitted to be performed by the Representative on behalf of the Stockholders under the Merger Agreement or any other document contemplated by the Merger Agreement.  The grant of authority provided for in Section 4.2:  (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of such Stockholder and (ii) shall survive the delivery of an assignment by such Stockholder of the whole or any fraction of his, her or its interests in the Merger Consideration or his, her or its Company Stock.  The Representative, by the execution and delivery of this Agreement, hereby accepts the appointment as such Representative.  The Stockholders parties hereto hereby ratify and confirm all actions of the Representative, if any, prior to the date of this Agreement (including, without limitation, the execution and delivery of the Merger Agreement) with respect to matters arising from, in connection with or incident to the Transactions, and all such actions shall be, and hereby are confirmed to be, conferred by such Stockholders to the Representative pursuant to and with the authority of the Representative as granted in and pursuant to this Agreement.

3.2                                 Authority of the Representative.  The Representative shall have the authority to act for and on behalf of the Stockholders, including, without limitation, to give and receive notices and communications, to act on behalf of the Stockholders with respect to any matters arising from, incident to or in connection with the Merger Agreement or any other document contemplated by the Merger Agreement, to authorize the delivery to the Representative or its designee of funds and property in satisfaction of claims by Parent, the Surviving Corporation, the Representative and/or third parties, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing.  In addition to and in furtherance of the foregoing, the Representative shall have the right to (i) execute and deliver written consents in the name of the Stockholders (i.e., actions taken in lieu of a meeting of the Stockholders), and such actions shall be the legal, valid, binding and enforceable actions of the Stockholders, as if executed and delivered by each such Stockholder, and (ii) employ accountants, attorneys and other professionals and incur and pay all costs and expenses related to (A) the performance of the Representative’s duties and obligations and (B) actions taken in the interests of the Stockholders under this Agreement.  The Representative shall for all purposes be deemed the sole authorized agent and attorney-in-fact of the Stockholders until such time as the agency is terminated.  Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days’ prior written notice to the Representative; provided, however, that the Representative may not be removed unless former Stockholders holding a majority of the shares of Company Stock (immediately prior to the Effective Time) agree to such removal and identify a substitute Representative.  Any vacancy in the position of Representative shall be filled by approval of former Stockholders holding a majority of the shares of Company Stock (immediately prior to the Effective Time).  No bond shall be required of the Representative.  Third party notices or communications to or from the Representative shall constitute notice to or from each of the Stockholders during the term of this Agreement.  Parent is entitled to rely on the acts of the Representative as if they were the acts of the Stockholders themselves.

3.3                                 Limitation of Liability.  The Representative shall not incur any Liability to the Stockholders with respect to any action taken, suffered or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment.  The Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals and, for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to the Stockholders for reasonably taking and following such advice.  The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no other covenants of, or obligations with respect to, the Representative shall be implied or prosecuted under this Agreement against the Representative.  The Stockholders shall severally and pro rata, in accordance with their respective pro rata interests in the Merger Consideration as set forth in the Merger Agreement, indemnify the Representative and hold the Representative harmless against any loss, Liability, cost or expense incurred (i) in connection with actions taken or omitted on behalf of the Stockholders, if such actions or omissions occur without gross negligence or bad faith on the part of the Representative, or (ii) in connection with or arising out of the acceptance or administration of the Representative’s duties under this Agreement or the Merger Agreement.

3.4                                 Act of the Representative.  A decision, waiver, consent, instruction or other action of the Representative taken on behalf of the Stockholders by the Representative shall be and constitute a decision, waiver, consent, instruction or other action of each and all of the Stockholders, and all such decisions, waivers, consents, instructions and other actions shall be final, binding and conclusive upon each such Stockholder.  Any third party (including the Surviving Corporation and Parent) may rely upon any such decision, waiver, consent, instruction or other action of the Representative as being the decision, waiver, consent, instruction or other action of each and every Stockholder.

3.5                                 Compensation.  The Representative will not be entitled to receive compensation for services rendered (excluding indemnification) from the Stockholders in connection with this Agreement; provided, however, that the Representative shall be reimbursed for all costs and expenses incurred in connection with its acting as representative of the Stockholders.

3.6                                 Resignation.  In the event the Representative becomes unavailable or unwilling to continue as the representative of the Stockholders, the Representative may resign and be discharged from the duties or obligations hereunder by giving a written and dated resignation sent concurrently to each of the Stockholders that is a party hereto, specifying not less than thirty (30) days’ prior notice (the “Notice Period”) of the date when such resignation will take effect.  In the event of such a resignation, former Stockholders holding a majority of the shares of Company Stock (immediately prior to the Effective Time) shall appoint a new representative, under substantially the same terms hereof, within the Notice Period.

ARTICLE IV

TERMINATION OF EXISTING INVESTMENT DOCUMENTS

The Company and each Stockholder hereby agree that, effective as of immediately prior to and contingent upon the occurrence of the Effective Time, each of (i) the Series Seed Preferred Stock Purchase Agreement dated as of March 7, 2008 by and among the Company and the other parties thereto, (iii) the Investors’ Rights Agreement dated as of March 7, 2008 by and among the Company and the other parties thereto and (iii) Right of First Refusal and Co-Sale Agreement dated as of March 7, 2008 by and among the Company and the other parties thereto, shall be terminated and be of no further force and effect.

ARTICLE V

MISCELLANEOUS

5.1                                 Governing Law.  It is the intention of the parties hereto that the domestic laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

5.2                                 Counterparts and Facsimile Signature.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.  The counterparts of this Agreement may be executed and delivered by one party to another by telecopy, and the receiving party may rely on the receipt of such executed instrument as if the original had been received.

5.3                                 Amendment.  This Agreement may be amended with the written consent of the Representative and the former Stockholders of a majority of the shares of Common Stock (immediately prior to the Effective Time); provided, however, that in no event may the parties amend, modify or waive the provisions of Articles I, II, III and IV or Section 5.3 of this Agreement.

5.4                                 Termination.  This Agreement and the appointment of the Representative shall terminate upon the satisfaction or expiration of all obligations and rights under or pursuant to the Merger Agreement.

5.5                                 Third Party Beneficiaries.  From and after the Effective Time, Parent shall be an intended third-party beneficiary of this Agreement with respect to Articles I, II, III and IV and Section 5.3 of this Agreement.  Prior to the Effective Time, Parent shall have no rights herein.

[signature pages follow]

IN WITNESS WHEREOF, this Representative Agreement has been executed as of the date first written above.

REPRESENTATIVE:

Name:
Its:

STOCKHOLDERS:

Name:
Its:

Name:
Its:

EXHIBIT D

Form of Non-Competition Agreement

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of May         , 2010 (the “Effective Date”), by and between Groupon, Inc., a Delaware corporation (“Buyer”), and                        (“Shareholder”).

RECITALS

A.                                   This Agreement is being entered into pursuant to and as a condition of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated the date hereof, by and among Buyer, Groupon Mobly, Inc., a Delaware corporation (the “Acquisition Sub”), and Goodrec, Inc., a Delaware corporation doing business as Mob.ly (the “Company”), pursuant to which Buyer will purchase all of the shares of common stock held by the shareholders of the Company (the “Transaction”).  As a result of the Merger Agreement, the Company shall be merged with and into the Acquisition Sub, and the resulting entity shall be referred to as the “Surviving Company.”

B.                                     It is anticipated and expected that the Effective Date of this Agreement shall correspond to the Effective Time of the Merger as set forth in Section 1.2 of the Merger Agreement.

C.                                     Shareholder is a substantial equity holder of the Company and a key member of the management of the Company, such that he is in possession of confidential and proprietary information, including trade secrets, relating to the business and operations of the Company, and will derive substantial economic benefit from the Transaction as a result of Buyer’s purchase of all of Shareholder’s equity interest in the Company.

D.                                    The parties recognize and agree that this Agreement is necessary to protect Buyer’s interest in the Company, including its goodwill, that will be acquired in connection with the Transaction.  As a result, in order to protect its interest in the Company, including its goodwill, Buyer desires to ensure that Shareholder will not compete with the Company for the period set forth in this Agreement, in a business which is in competition with the business of the Company, in all of the geographical areas where the Company has conducted or carried on business prior to the closing of the Transaction.

E.                                      This Agreement is a material inducement to Buyer to enter into the Transaction, and Shareholder is agreeable to entering into this Agreement with Buyer, on the terms set forth herein, in order to protect Buyer’s legitimate interests as a buyer of the stock and goodwill of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       RESTRICTION ON COMPETITION.  Subject to the terms and conditions hereof, Shareholder covenants and agrees that, for the Restricted Period (as defined below), Shareholder shall not, either directly or indirectly, through an affiliated or controlled entity or person, on

Shareholder’s own behalf or as an employee, shareholder, officer, director, partner, consultant, proprietor, principal, agent, creditor, security holder, trustee or otherwise in any other capacity (except by ownership of up to one percent (1%) or less of any class of the securities of any publicly held corporation that engages in or plans to engage in operations that are in competition with the Company, the Surviving Company or Buyer, if such securities are set forth in any national securities exchange or have been registered under section 12 (g) of the Exchange Act), own, manage, operate, finance, control, advise, render services to (as a shareholder, employee, officer, director, consultant, owner, partner, volunteer or in any other capacity) or guarantee the obligations of any person or entity that engages in or plans to engage in a business which is in competition with the business of the Company, the Surviving Company or Buyer, which for purposes of this Agreement shall mean the business of operating or providing services to any social commerce site that is offering time-sensitive coupon deals based on geography or a business that is otherwise competitive with the business of Buyer as conducted on the Effective Date (the “Restricted Business”) within any state or county within the United States of America in which Buyer or the Surviving Company conducts the Restricted Business during the Restricted Period (the “Restricted Territory”).  The term “Restricted Period” shall mean the period commencing on the Effective Date of this Agreement and continuing for a period of four (4) years (or if a court should determine that 4 years is not reasonable, then the parties agree that the longer period of 3 years, or 2 years, or 1 year, as the court shall deem reasonable, shall apply) or three years after the termination of Shareholder’s employment with the Surviving Company for any reason, whichever is later.  While it is contemplated that Shareholder shall remain employed by the Surviving Company after the closing of the Transaction to assist in the transition of the management of the Surviving Company, for purposes of this Agreement the cause of termination of Shareholder’s employment by the Surviving Company shall not affect the enforceability of this Agreement.

2.                                       NONSOLICITATION.  During the Restricted Period, Shareholder shall not, whether for Shareholder’s own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the business of the Surviving Company, Buyer or any affiliated entities by:

(i)                                           soliciting, recruiting, or encouraging any of the Surviving Company’s, Buyer’s or their affiliated entities’ employees or independent contractors to discontinue their employment or engagement with the Surviving Company, Buyer or any affiliated entity or by causing others to solicit, recruit or encourage any of the Surviving Company’s, Buyer’s or their affiliated entities’ employees or independent contractors to discontinue their employment or engagement with the Surviving Company, Buyer or any affiliated entities.

(ii)                                        soliciting, inducing or attempting to induce any person or entity that was a customer, supplier, licensee, licensor, franchisee, consultant or other business associate of the Restricted Business as conducted by the Company, Surviving Company, Buyer or any affiliated entity on or within one year preceding the Effective Date, or during the Restricted Period, to cease doing business with Surviving Company, Buyer or any affiliated entities.

3.                                       NONDISPARAGEMENT. From and after the Effective Date, Shareholder agrees not to disparage the business reputation of the Company, Surviving Company, Buyer or any of their affiliated entities, or the personal or business reputations of any of their respective officers, directors or owners.

4.                                       SEPARATE COVENANTS.  The covenants contained herein shall be construed as if each covenant is divided into separate and distinct covenants with respect to the Restricted Business, each capacity in which Shareholder is prohibited from competing and each part of the Restricted Territory in which the Company is carrying on the Restricted Business.  Each such covenant shall constitute separate and several covenants distinct from all other such covenants.  In addition, each of the parties hereto recognizes that the territorial restrictions contained in this Agreement are properly required for the adequate protection of the interests purchased by Buyer in the Transaction, and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Restricted Territory, such covenant or provision shall not be affected with respect to any and all other parts of the Restricted Territory, and each of the parties hereto agrees and submits to the reduction of said territorial restriction to such an area as said court shall deem reasonable.  Similarly, in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to the Restricted Period, each of the parties hereto agrees and submits to the shortest reduction of the Restricted Period to such a time period as said court shall deem reasonable.

5.                                       REPRESENTATIONS AND REMEDIES.  Each of the parties acknowledge that:  (i) Shareholder is deriving substantial economic benefit from his sale of all of his equity in the Company to the Buyer in connection with the Transaction; (ii) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Buyer’s interest in the Company; (iii) such covenants relate to matters which are of a special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value; (iv) Shareholder is entering into this Agreement solely in connection with the sale of all of his equity interest in the Company and not in connection with his contemplated employment with Surviving Company; and (v) a breach of any of such covenants or any other provision of this Agreement will result in irreparable harm and damage to Buyer that cannot be adequately compensated by a monetary award.  Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from Shareholder), Buyer shall be entitled to seek the remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

6.                                       NOTICES.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered to Buyer in the fashion and at the addresses as specified in Section 8.4 of the Merger Agreement and to Shareholder at:

or to such other addresses as any party hereto may specify by notice in writing to the other.

7.                                       GOVERNING LAW.  This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of Illinois without regard to conflicts of law principles of any jurisdiction.  As a result of the fact that Buyer is headquartered in Chicago, Illinois, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts in and around Chicago, Illinois in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Illinois for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.                                       SUCCESSORS AND ASSIGNS.  This Agreement is the valid and legally binding obligation of the parties hereto, enforceable against each party in accordance with its terms, and shall inure to the benefit of such parties and their respective successors and assigns.

9.                                       COUNTERPARTS.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties by facsimile transmission or otherwise.

10.                                 ENTIRE AGREEMENT.  This Agreement is entered into concurrently with the Merger Agreement, and together with the provisions therein on the same subject, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by all parties.

11.                                 WAIVER.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure or any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

12.                                 INDEPENDENCE OF OBLIGATIONS.  The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and Buyer, on the other hand, and the existence of any claim or cause of action by Shareholder against Buyer shall not constitute a defense to the enforcement of such covenants or obligations against Shareholder.

13.                                 ADVICE OF COUNSEL.  Each party hereto acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

GROUPON, INC.

By:

Name:

Title:

SHAREHOLDER

By:

Name:

[Signature Page of Non-Competition and Non-Solicitation Agreement]